December 2007 Pricing Sheet dated December 21, 2007 relating to Preliminary Pricing Supplement No. 444 dated November 26, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

S&P 500® Index - Protected Buy-Write Securities due December 31, 2012
Based on the Performance of the 2007-5 Dynamic Reference Index
PRICING TERMS – DECEMBER 21, 2007
Issuer:	Morgan Stanley
Maturity date:	December 31, 2012
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per security
Pricing date:	December 21, 2007
Original issue date:	December 31, 2007 (5 business days after the pricing date)
Aggregate principal amount:	$17,800,000
Reference Index:
The Reference Index will be the 2007-5 Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in a “buy-write” strategy related to the S&P 500 Index, and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please read the accompanying preliminary pricing supplement for more information on the Reference Index.

Payment at maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental redemption amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable monthly coupon:
The variable monthly coupon payment on the securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the S&P 500 Index and the monthly call option premium generated by the “buy-write” strategy.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.

Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.

Please read the accompanying preliminary pricing supplement for more information on the variable monthly coupon payments.

Allocation among Index Components:	Index Component	Allocation
	Equity Component	85%
	Zero-Coupon Bond Component	15%
	Leverage Component	0%
Subsequent reallocations over the term of the securities will change the allocations above.
Determination date:	December 21, 2012
CUSIP:	61747W752
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10	$0.30	$9.70
Total	$17,800,000	$534,000	$17,266,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities 0.50% additional commissions on an annual basis.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 444 dated November 26, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.